CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Unilife Corporation:

We consent to the incorporation by reference in Registration Statement No. 333-164964 on Form S-8 of Unilife Corporation of our report dated September 28, 2010, with respect to the consolidated balance sheet of Unilife Corporation and subsidiaries as of June 30, 2010 and the related consolidated statements of operations, stockholders’ equity and comprehensive loss, and cash flows for the year then ended, which report appears in the June 30, 2010 annual report on Form 10-K of Unilife Corporation.

Our report dated September 28, 2010 contains an explanatory paragraph that states that the Company has incurred recurring losses from operations and has an accumulated deficit, which raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

/s/ KPMG LLP

Harrisburg, Pennsylvania
September 28, 2010